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                                                                   Exhibit 10.69

[LETTERHEAD]


August 22, 1997

Mr. Jay M. Gellert
440 Davis Street, Unit 913
San Francisco, CA 94111

Re:  Offer of Employment

Dear Jay:

We are pleased to revise the terms of your employment with Foundation Health Systems, Inc. ("FHS") and its subsidiaries, Health Net and QualMed, Inc. (hereinafter collectively referred to as the "Company"), in the exempt positions of President and Chief Operating Officer of FHS and Chairman of Health Net and QualMed, Inc., to increase your annual base salary to $500,000. In these capacities, you will report to Malik M. Hasan, M.D., the Chairman of the Board of Directors and Chief Executive Officer of FHS. Your office will be located in Woodland Hills, California.

As a senior executive of the Company, your annual base salary will be reviewed each year by the FHS Compensation and Stock Option Committee (the "Committee"). Please be aware that a review should not be construed as a guarantee for salary increase.

You will also be eligible to participate in the FHS Management Bonus Plan. Under this plan you can earn up to 90% of your base salary as a target bonus, subject to the discretion of the Committee, if certain goals based upon Company and your individual performance are achieved. The goals which will be used to measure your performance will be established by the Committee.

As to any bonus award, you must be actively employed and on the Company payroll at the time said bonus is to be paid which is on or before March 31 of each year. The Committee in its sole discretion will award amounts as it deems appropriate consistent with the guidelines of the FHS Management Bonus Plan. If you are deemed to be one of FHS' five highest paid executive officers for any given year, you will participate in the FHS
Performance-Based Annual Bonus Plan as adopted by FHS shareholders in 1997 or as hereafter amended, modified or superseded, in lieu of the Management Bonus Plan. (The FHS Performance-Based Annual Bonus Plan is designed to address the limitations imposed under federal tax law on the Company's ability to deduct certain compensation paid to the five highest paid executive officers.)

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Mr. Jay M. Gellert
August 22, 1997
Page 2

In addition to the foregoing, and subject to (1) any applicable prerequisite length of employment or other eligibility requirements and (2) your continued employment with the Company, you will be eligible for consideration to receive and/or participate in the fringe benefits set forth in the Company's applicable Plan Documents, Associate Handbooks and/or Policy Statement, subject to the Company's right to enhance, increase, reduce, eliminate or otherwise modify at any time these or other fringe benefits (including the bonus plans referenced above). Your Company benefits include:

     -    Associate 401(k) Savings Plan

     - Group medical coverage for you and your eligible dependents at current monthly rates applicable to the Company's employees

     - Group dental coverage for you and your eligible dependents at current monthly rates applicable to the Company's employees

     - Group term life insurance (supplemental term life insurance and term life insurance for your dependents is also available at your expense)

     -    Short-term and long-term disability benefits

     - Paid Time Off in accordance with policy (with a minimum of 22 days per year)

     - Continued participation in FHS' stock option program for senior executives. Notwithstanding any provisions to the contrary set forth in your agreement with the Company dated June 3, 1996 related to a grant to purchase 100,000 shares of FHS Class A Common Stock, in the event you should leave the Company for any reason other than just cause, you shall have the right to exercise your options on the shares covered by the June 3, 1996 agreement for a one-year period from the date you terminate employment (except in the event you breach the non-compete agreement set forth herein as described below).

     - Eligibility to participate in the Company's Supplemental Executive Retirement Plan

     -    Reimbursement of reasonable, substantiated monthly business expenses

     -    Company paid holidays

     -    Education Assistance Program

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Mr. Jay M. Gellert
August 22, 1997
Page 3

    - A car allowance of $1,000 per month plus a corporate charge card which can be used for Company-related expenses

    -    A cellular phone for your vehicle

    -    A fax machine to be installed at your home

    - Financial planning allowance for tax advice and financial counseling subject to a maximum of $5,000 per year beginning with 1996

    The Company will provide you with housing in Woodland Hills, California at a reasonable monthly cost. Weekend trips to your residence in San Francisco will be at the Company's expense. Any modification to the housing provided you in Woodland Hills, California must be approved in advance by the Committee. In addition, the Committee may review and modify such housing arrangements in their sole discretion from time to time. You may, at your option, decide to relocate to Southern California. Should you decide to relocate, the Company will provide you with certain benefits to assist you in relocating to Woodland Hills, including:

    - Payment for all packing, shipping and unloading of all your reasonable household items upon your move and up to 60 days storage

    -    Rental car in Woodland Hills for 10 days

    - Up to two round-trip airline coach tickets for purposes of house hunting

    - One-way airline coach tickets as final transportation to Woodland Hills for you and each member of your family

    - Assistance with the sale of your current home to include payment of up to 7% real estate commission, and assistance in the purchase of a new home to include payment of up to two points

    -    Federal and state tax gross-ups on the above items, as allowed by law

Additionally, acceptance of this offer of employment will protect you in the unlikely event a Change-of-Control transaction (as defined below) occurs resulting in termination of your employment. If, during a two-year period following a Change-of-Control transaction, you are terminated by the Company or voluntarily resign for "good reason" (as defined below), you will receive severance pay equal to three years of the total of your then current annual base salary and

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Mr. Jay M. Gellert
August 22, 1997
Page 4


targeted bonus ("Change of Control Severance"). The total Change of Control Severance payments made to you will not exceed the Internal Revenue Code Section 280G limitations which impose penalty taxes and deduction limitations on "excess parachute payments." The Committee agrees to consider proposals with you in good faith to restructure the Change of Control Severance in the event payments are limited by Internal Revenue Code Section 280G. This restructuring could involve reallocating some portion of the payments to a bona fide consulting services agreement.

Change-of-Control is defined as any one of the following:

     - A 51% change in beneficial ownership as a result of a single transaction of all capital stock of FHS;

     - A change in the majority of outside directors of FHS' Board of Directors over two years, which is unapproved by a majority of FHS' current directors;

     - The sale of substantially all of FHS' assets to an unrelated third party; or

     -    The liquidation or dissolution of FHS.

For purposes of your Change-of-Control severance benefit, "good reason" means a material reduction in the scope of your position, duties or responsibilities, or of your salary or status with the Company, or relocation of your office outside of California, or your removal from your positions referred to above as determined by the Committee existing as of the date of the Change-of-Control, except in connection with the termination of your employment for disability, normal retirement or cause, or by voluntary resignation other than for good reason.

If you are terminated by the Company for a reason other than just cause or during a two year period following a Change-of-Control transaction, you will be entitled to receive severance pay equal to three years of your then current annual base salary and one year of your targeted bonus. In addition, the Company shall engage you as a consultant effective upon termination of your employment, for a payment equal to two years of your then current targeted bonus. All of your stock options which are vested on the date of termination of your employment shall remain exercisable during the term of your service as a consultant (not to exceed the expiration of the option, and subject to the one-year minimum period of exercisability set forth above for options covered by the June 3, 1996 agreement). Any severance and consulting payments made to you pursuant to this document will be made on a monthly basis in equal monthly amounts commencing as of the end of the month immediately succeeding termination subject to verification that you have not breached the non-compete agreement set forth below. In the event you breach the non-compete agreement set forth below, your consulting agreement and your stock options will terminate effective upon the date of breach.

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Mr. Jay M. Gellert
August 22, 1997
Page 5

The Committee retains the right to review and modify the severance pay and consulting payments provided to you in the preceding paragraph in the event your base salary or targeted bonus are increased. Any such modification will not decrease the severance pay or consulting payments below the amounts which would be payable if calculated as of the date of this agreement.

Should disagreements arise with respect to this offer of employment, you and the Company agree to submit the matter to binding arbitration. The Company shall also have the right to pursue an equitable remedy pursuant to the applicable laws of Delaware with respect to the non-compete and confidentiality restrictions set forth below. The prevailing party in either the arbitration and/or the equitable remedy action shall recover all attorney's fees and costs incurred.

This offer of employment shall remain confidential and, if accepted by you, will obligate you to the following one-year non-compete agreement in the event severance payments are made to you hereunder. Accordingly, if you accept this offer you agree that you will not, for a period of one (1) year after any termination of your employment with the Company, undertake any employment or activity on behalf of a Competitor (as defined below) in the geographical area in which you performed services for the Company or any of its affiliates (the "Market Area"), which employment or activity could call upon you to reveal, to make judgments on or otherwise use any confidential business information or trade secrets of the business of the Company or any of its affiliates to which you had access during your employment with the Company; provided that this non-compete restriction shall only be applicable in the event you receive either Change of Control Severance or severance pay hereunder.

For these purposes, "Competitor" shall refer to Kaiser and its affiliates, and any publicly-traded or mutual health maintenance organization, healthcare management company, physician group, insurance company or similar entity that provides managed health care or related services similar to those provided by the Company or any of its affiliates within the Market Area. It is hereby further agreed that if an arbitrator or any court of competent jurisdiction shall determine that the restrictions imposed in this non-compete agreement are unreasonable, invalid or unlawful (including, but not limited to, the definition of Market Area or Competitor or the time period during which this restriction is applicable), the parties hereto hereby agree to any restrictions that such arbitrator or court would find to be reasonable under the circumstances. It is further agreed that the Company shall have all equitable remedies available to enforce this non-competition restriction and the confidentiality restriction set forth in the following paragraph.

You acknowledge and agree that, during the period of your employment by the Company, you will have access to and become acquainted with various confidential information and practices, confidential customer information, and pricing methodology. All documents, memoranda, reports, files, correspondence, lists and other written, electronic and graphic records affecting or relating to the Company's business that you may prepare, use, observe, possess or control shall


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Mr. Jay M. Gellert
August 22, 1997
Page 6

be and remain the Company's sole property, and you shall not disclose any of these items, except as required in the course of your employment by the Company. In the event of the termination of your employment, you shall deliver promptly to the Company all written and/or graphic records containing such trade secrets or confidential information.

Nothing set forth herein is intended to create any condition or term of employment other than that of an "at-will" employee. In other words, by accepting employment with the Company you confirm that your employment is voluntary and that there is no obligation on your part or on the part of the Company to continue that employment relationship for any period of time. While the Company certainly hopes that there will be a long and mutually satisfactory relationship between you and the Company, it is expressly understood and agreed that your employment can be terminated by either you or the Company at any time, for any reason and with or without prior notice of any kind. The only way in which this "at will" employment relationship can be changed is by a written agreement, approved by the Committee, and signed by you and the Company.

The foregoing describes the terms of this offer of employment. Any prior or contemporaneous agreements or representations, whether oral or written, which may have been made or discussed but which are not included herein, are of no force or effect whatsoever or at all. The Committee has approved this offer of employment. Please execute and return to me the enclosed extra copy of this offer of employment.

Sincerely,

FOUNDATION HEALTH SYSTEMS, INC.


/s/ B. Curtis Westen, Esq.
--------------------------------
B. Curtis Westen, Esq.
Senior Vice President, General
Counsel and Secretary


I hereby accept the terms of this offer of employment as outlined above.


/s/ Jay M. Gellert
---------------------------
Jay M. Gellert